UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of the earliest event reported): December 16, 2009
NEUROCRINE BIOSCIENCES, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	0-22705 (Commission File Number)	33-0525145 (IRS Employer Identification No.)

12780 El Camino Real, San Diego, California (Address of principal executive offices)	92130 (Zip Code)
Registrant’s telephone number, including area code: (858) 617-7600
N/A
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

In this report, “Neurocrine,” “we,” “us” and “our” refer to Neurocrine Biosciences, Inc.
Item 1.01 Entry into a Material Definitive Agreement.
     On December 16, 2009, we entered into subscription agreements (the “Subscription Agreements”) with certain institutional investors relating to a registered direct offering of 4,784,689 shares of our common stock, at a purchase price of $2.09 per share (the “Offering”). The net proceeds to Neurocrine from the Offering are expected to be approximately $9.9 million, after deducting estimated offering expenses payable by us. The Offering is expected to close on or about December 22, 2009, subject to customary closing conditions.
     The Offering is being made pursuant to Neurocrine’s effective registration statement on Form S-3 (Registration Statement No. 333-147118) previously filed with the Securities and Exchange Commission, and a prospectus supplement thereunder. The foregoing description of the Subscription Agreements does not purport to be complete and is qualified in its entirety by reference to the text of the form of Subscription Agreement which is attached as Exhibit 99.1 hereto and is incorporated herein by reference. A copy of the opinion of Cooley Godward Kronish LLP relating to the legality of the issuance and sale of the shares in the Offering is attached as Exhibit 5.1 hereto.
     On December 16, 2009, Neurocrine issued a press release announcing the Offering. A copy of the press release is attached as Exhibit 99.2 hereto and is incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description

5.1	Opinion of Cooley Godward Kronish LLP.

23.1	Consent of Cooley Godward Kronish LLP (included in its opinion filed as Exhibit 5.1 hereto).

99.1	Form of Subscription Agreement.

99.2	Press release of Neurocrine Biosciences, Inc. dated December 16, 2009.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 16, 2009	NEUROCRINE BIOSCIENCES, INC.
	By:	/s/ Timothy P. Coughlin
Timothy P. Coughlin
Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

5.1	Opinion of Cooley Godward Kronish LLP.

23.1	Consent of Cooley Godward Kronish LLP (included in its opinion filed as Exhibit 5.1 hereto).

99.1	Form of Subscription Agreement.

99.2	Press release of Neurocrine Biosciences, Inc. dated December 16, 2009.